SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:	Rareview Securitized Income Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	10785 W. Twain Avenue, Suite 210
Las Vegas, NV 89135

TELEPHONE NUMBER:	(212) 475-8664

NAME AND ADDRESS OF AGENT FOR
SERVICE OF PROCESS:	SPI Agent Solutions, Inc.
300 Creek View Road, Suite 200
New Castle County
Newark, DE 19711

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒ Yes                         ☐ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Las Vegas and State of Nevada on this 6th day of August 2026.

Rareview securitized Inome Fund

By:	/s/ Neil Azous
Neil Azous
Trustee (sole trustee)

Attest:

By:	/s/ Travis Azous
Name:	Travis Azous
Title:	Non-Managing Member